Exhibit 5.1

May 5, 2026

Board of Directors

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Re:	Fulton Financial Corporation—Prospectus Supplement to Shelf Registration Statement on Form S-3 (File No. 333-289488)

Ladies and Gentlemen:

We have acted as special counsel to Fulton Financial Corporation, a Pennsylvania corporation (the “Company”). At the Company’s request, we have examined a prospectus supplement, dated May 1, 2026 and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), on May 4, 2026 (the “Prospectus Supplement”) to the prospectus, dated August 11, 2025 (together with the Prospectus Supplement, the “Prospectus”), related to the above-referenced Registration Statement (the “Registration Statement”), relating to the issuance and sale by the Company of up to $300,000,000 aggregate principal amount of the Company’s 5.950% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”). The Notes will be issued under a fourth supplemental indenture, dated May 5, 2026 (the “Supplemental Indenture”) to that certain Indenture, dated as of November 17, 2014 (together with the Supplemental Indenture, the “Indenture”), by and between the Company and Wilmington Trust, National Association as trustee (the “Trustee”). The Notes are to be sold by the Company pursuant to the Underwriting Agreement, dated May 1, 2026 (the “Underwriting Agreement”), among the Company, Piper Sandler & Co. and J.P. Morgan Securities LLC, as the underwriters.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In so acting, we have examined original counterparts or copies of original counterparts of the following documents:

(i)          the Underwriting Agreement;

(ii)         the Registration Statement and all exhibits thereto;

(iii)        the preliminary prospectus supplement, dated May 1, 2026, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes;

(iv)         the Prospectus;

(v)         the Articles of Incorporation of the Company, as currently in effect;

(vi)        the Bylaws of the Company, as currently in effect;

(vii)       the Indenture;

(viii)      the Notes;

(ix)        the Form T-1 Statement of Eligibility of the Trustee filed with the Commission on August 11, 2025; and

(xi)        Resolutions of the Board of Directors of the Company and committees thereof with respect to the Registration Statement and the offering of the Notes.

We have also examined originals or copies or such records of the Company, certificates and websites of public officials and of officers or other representatives of the Company and agreements and other documents, and made such other investigations, as we have deemed necessary, subject to assumptions set forth below, as a basis for the opinion expressed below.

In rendering this opinion, we have assumed:

(i)          The genuineness of all signatures (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document.

(ii)         The authenticity of the originals of the documents submitted to us.

(iii)        The conformity to authentic originals of any documents submitted to us as copies.

(iv)        As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Prospectus and representations and statements made in certificates or web sites of public officials and officers or other representatives of the Company.

(v)         That the offer and sale of the Notes complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Prospectus.

We have not independently established the validity of the foregoing assumptions.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture against payment of consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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Our opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended. We express no opinion as to federal law, including the federal securities laws, state securities (or “blue sky”) laws or the laws of any other jurisdiction, and the opinions set forth herein are qualified in that respect. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely in connection with the transactions contemplated by the Registration Statement and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus constituting a part thereof. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Respectfully submitted,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

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